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                                                                      EXHIBIT 11

                        TITAN WHEEL INTERNATIONAL, INC.

              COMPUTATION OF EARNINGS OF COMPANY PER COMMON SHARE
                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

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
                                                                   YEAR ENDED DECEMBER 31,
                                                          -----------------------------------------
                                                             1994           1995           1996
                                                             ----           ----           ----
Primary
  Net income..........................................    $    18,480    $    37,983    $    35,378
                                                          ===========    ===========    ===========
Shares
  Weighted average number of common shares
     outstanding......................................     16,173,396     19,889,320     22,388,952
  Assuming exercise of options reduced by the number
     of shares which could have been purchased with
     the proceeds from the exercise of such options...         82,546         43,714        126,181
                                                          -----------    -----------    -----------
  Weighted average number of common shares outstanding
     as adjusted......................................     16,255,942     19,933,034     22,515,133
                                                          ===========    ===========    ===========
  Net income..........................................          $1.14          $1.91          $1.57
                                                          ===========    ===========    ===========
Assuming full dilution
  Earnings
     Net income.......................................    $    18,480    $    37,983    $    35,378
     Add after tax interest expense applicable to
       4 3/4% convertible notes and amortization of
       deferred financing.............................          3,409          2,918          2,594
                                                          -----------    -----------    -----------
       Net income as adjusted.........................    $    21,889    $    40,901    $    37,972
                                                          ===========    ===========    ===========
Shares
  Weighted average number of common shares
     outstanding......................................     16,255,942     19,933,034     22,515,133
  Assuming conversion of convertible preferred
     stock............................................        110,157         69,350            -0-
  Assuming conversion of 4 3/4% convertible notes.....      8,280,000      7,457,222      6,807,292
                                                          -----------    -----------    -----------
  Weighted average number of common shares outstanding
     as adjusted......................................     24,646,099     27,459,606     29,322,425
                                                          ===========    ===========    ===========
Earnings per common share assuming full dilution
  Net income..........................................           $.89          $1.50          $1.30
                                                          ===========    ===========    ===========
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